Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Wednesday, October 17, 2007

Subject:       Black & Decker Increases Share Repurchase Authorization by Four Million Shares; Purchases 4.3
                    Million Shares in Third Quarter 2007; Declares Regular Quarterly Cash Dividend

        Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors increased the Corporation’s authorization under its stock repurchase program by 4.0 million shares. The Corporation repurchased approximately 4.3 million shares in the third quarter and 5.4 million shares year-to-date. With the additional shares authorized today, approximately 4.9 million shares remain authorized for repurchase. In addition, its Board of Directors declared a quarterly cash dividend of $0.42 per share of the Corporation’s outstanding common stock payable December 28, 2007, to stockholders of record at the close of business on December 14, 2007.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

#     #     #